UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2014

SOLAR POWER, INC.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	000-50142 (Commission File Number)	20- 4956638 (I.R.S. Employer Identification No.)

3400 Douglas Boulevard, Suite 285
Roseville, California 95661-3875
(Address and telephone number of principal executive offices) (Zip Code)

(916) 770-8100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 9, 2014, Solar Power, Inc. and its wholly-owned indirect subsidiary, SPI China (HK) Limited (collectively the “Company”), entered into a Share Sale & Purchase Agreement (“Purchase Agreement”) with Sinsin Europe Solar Asset Limited Partnership and Sinsin Solar Capital Limited Partnership to purchase all of their outstanding capital stock of Sinsin Renewable Investment Limited, a limited liability company registered in Malta (“Sinsin”). Sinsin Europe Solar Asset owns 99,999 Ordinary “A” shares and Sinsin Solar Capital owns 1 Ordinary “B” share of Sinsin representing all of outstanding capital stock of Sinsin.

Sinsin is engaged in the development, acquisition, management, and/or operation of energy solutions, projects, plants, factories, warehouses, stores, and facilities dedicated to the production of alternative energy sources and the facilitation of the distribution, supply and sale of such alternative energy power, through a 26.57MW photovoltaic plant in Greece. Sinsin conducts its business through four special purpose vehicles registered in Greece.

The total purchase price for all of the outstanding capital of Sinsin to be paid by the Company will be seventy million, six hundred sixty thousand Euro (€70,660,000) (approximately US$91,780,000) (“Purchase Price”) to be paid as follows:

a.

30% of the Purchase Price consisting of cash and approximately 38,174,915 shares common stock for an aggregate value of US$27,371,414 based on a per share price of US$0.72 which represented the average per share closing price for the 20 market trading days immediately prior to the signing of the Purchase Agreement will be due at closing anticipated to occur on or prior to September 30, 2014;

b.	5% of the Purchase Price to be paid in cash on or prior to October 30, 2014;
c.	5% of the Purchase Price to be paid in cash on or prior to December 30, 2014;
d.	30% of the Purchase Price to be paid in cash on or prior to November 30, 2015; and
e.	30% of the Purchase Price to be paid in cash on or prior to June 20, 2016.

The shares of common stock of the Company to be issued in the transaction will be subject to a lockup period for three months. In addition, the capital stock of the four special purpose vehicle registered in Greece and owned by Sinsin will be subject to a pledge agreement to be partially released upon the payments of the Purchase Price in accordance with the Purchase Agreement.

As of the date of the Purchase Agreement, Sinsin Europe Solar Asset is due sixty-four million, four hundred and eighteen thousand, four hundred and fifteen Euro (€64,418,415) from Sinsin. Pursuant to the Purchase Agreement, Sinsin Europe Solar Asset acknowledges that the Purchase Price takes into consideration of the loan to Sinsin and that payments to Sinsin Europe Solar Asset of the Purchase Price pursuant to the Purchase Agreement will be credited against the loan. If entire Purchase Price is paid, the Sinsin Europe Solar Asset loan will be deemed settled in full.

In addition, as part of the Purchase Agreement, if either Sinsin Europe Solar Asset or Sinsin Solar Capital or one of their respective affiliated entities shall invest in photovoltaic plants with a capacity of over 360MW within three (3) years from the closing date, then Sinsin Europe Solar Asset or Sinsin Solar Capital, as the case may be, shall appoint the Company as the EPC contractor in connection with such project provided that the price of the EPC contract work and the relative terms of payment set by the Company for the EPC work in question shall not be less than the then current market price/levels for comparable work.

The foregoing summary of the terms and conditions of the Purchase Agreement and related pledge agreements do not purport to be complete and is qualified in its entirety by reference to the full text of the agreements attached hereto as Exhibits 10.51 and 10.55 through and which are hereby incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to the Purchase Agreement discussed in Item 1.01, as part of the Purchase Price, the Company issued in the aggregate approximately 38,174,915 shares common stock for an aggregate value of US$27,371,414 based on a per share price of US$0.72 which represented the average per share closing price for the 20 market trading days immediately prior to the signing of the Purchase Agreement to Sinsin Europe Solar Asset Limited Partnership and Sinsin Solar Capital Limited Partnership, both non-U.S. investors. The Company issued the shares of common stock upon reliance of Regulation S as an exemption from registration under the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The Company will amend this Form 8-K to provide the financial information required by this Item within the prescribed time period.

(d) Exhibits.

Exhibit No.	Exhibit Description

10.51	Share Sale & Purchase Agreement Between Sinsin Europe Solar Asset Limited Partnership and Sinsin Solar Capital Limited Partnership and SPI China (HK) Limited and Solar Power, Inc.

10.52	Pledge Agreement – Orion Energy SA

10.53	Pledge Agreement - Astraios Energy SA

10.54	Pledge Agreement – Jasper Pv Makedonia Energy SA

10.55	Pledge Agreement – Photovoltaica Parka Veroia I SA

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR POWER, INC. a California Corporation

Dated: September 14, 2014	/s/ Roger Yu
Roger Yu
Chief Financial Officer

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